Exhibit 23


               CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement of GEICO Corporation on Form S-8, dated August 28, 1992 (File No. 33-48959), and Post-Effective Amendment No. 2 dated August 28, 1992 to Registration Statement No. 33-7412 on Form S-8 and to Post Effective Amendment No. 2 dated November 12, 1992 to Registration Statement No. 2-99661 on Form S-8, which also serves as a Post-Effective Amendment to Registration Statement No. 2-83426 on Form S-8, of our report dated February 17, 1995, on the consolidated financial statements and financial statement schedules of GEICO Corporation and subsidiaries as of December 31, 1994, and 1993 and for the years ended December 31, 1994, 1993 and 1992, which reports are incorporated by reference in the Annual Report on Form 10-K.




                                          By:
                                              COOPERS & LYBRAND L.L.P.

Washington D.C.
March 30, 1995
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